Exhibit 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

VALEANT PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

PROVIDING FIRST QUARTER 2015 CASH EPS GUIDANCE

DENDREON ACQUISITION EXPECTED TO CLOSE FEBRUARY 23, 2015

VALEANT TO ACQUIRE SALIX PHARMACEUTICALS FOR

$158.00 PER SHARE IN CASH

FULL YEAR 2015 GUIDANCE, REFLECTING SALIX AND DENDREON, AS WELL AS EXPECTED BUSINESS OUTPERFORMANCE, WILL BE UPDATED ON FIRST QUARTER 2015 EARNINGS CALL

VALEANT TO HOLD CONFERENCE CALL TO DISCUSS SALIX TRANSACTION AND FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS AT 8:00 AM ET ON MONDAY, FEBRUARY 23

2014 Fourth Quarter Results

•	Total revenue $2.3 billion; an increase of 10% over the prior year despite negative foreign exchange impact of $113 million

•	Total Same Store Sales organic growth was 16%

•	Bausch + Lomb organic growth was 8%

•	Gain of $287 million, net of fees and out-of-pocket expenses, from Allergan investment, is excluded from Cash EPS and Adjusted Operating Cash Flow

•	GAAP EPS $1.56; Cash EPS $2.58 (excluding Allergan gain), an increase of 20% despite negative foreign exchange impact of $0.15 versus the prior year

•	GAAP Operating Cash Flow $816 million; Adjusted Operating Cash Flow $624 million (excluding Allergan gain)

•	Restructuring, integration and other acquisition related costs were down to $47 million in the fourth quarter 2014

•	Net debt reduced to $15.3 billion, with net leverage ratio approximately 3.5 times adjusted pro forma EBITDA

2014 Full Year Results

•	Total Revenue $8.3 billion; an increase of 43% over the prior year

•	Total Same Store Sales organic growth was 13%

•	Bausch + Lomb Organic Growth was 11%

•	GAAP EPS $2.67; Cash EPS $8.34, (excluding Allergan gain), an increase of 34%

•	GAAP Operating Cash Flow $2.3 billion; Adjusted Operating Cash Flow $2.5 billion (excluding Allergan gain)

2015 First Quarter Guidance

•	Expect Cash EPS of at least $2.30 per share

•	Expect Same Store organic growth of 10-15% for Total Company

•	Expect continued outperformance in U.S. to offset negative foreign exchange impact

Laval, Quebec — February 22, 2015 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) announces fourth quarter financial results for 2014.

“Valeant’s relentless focus on building diversified, durable businesses with strong organic growth platforms, coupled with disciplined business development, is paying off for all of our stakeholders,” stated J. Michael Pearson, chairman and chief executive officer. “Outstanding growth in the U.S., most notably dermatology, offset the negative impact from foreign exchange. In addition, we continued to see strong organic growth in several emerging markets such as China, the Middle East and Russia. With our strong finish to the year, we are well positioned for another year of outperformance in 2015.”

Conference Call and Webcast Information

The Company will host a conference call and a live Internet webcast along with a slide presentation tomorrow at 8:00 a.m. ET (5:00 a.m. PT), February 23, 2015 to discuss its fourth quarter financial results for 2014. The dial-in number to participate on this call is (877) 876-8393 confirmation code 90757812. International callers should dial (973) 200-3961, confirmation code

90757812. A replay will be available approximately two hours following the conclusion of the conference call through March 7, 2014 and can be accessed by dialing (855) 859-2056, or (404) 537-3406, confirmation code 90757812. The live webcast of the conference call may be accessed through the investor relations section of the Company’s corporate website at www.valeant.com.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the expected closing of the Dendreon Corporation and Salix Pharmaceuticals, Ltd. (“Salix”) transactions, and our expected future performance, including first quarter 2015 guidance with respect to Cash EPS and organic growth, and our expectations with respect to updating guidance. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company’s most recent annual or quarterly report and detailed from time to time in Valeant’s other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Non-GAAP Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as amortization of inventory step-up, amortization of alliance product assets & property, plant and equipment step up, stock-based compensation step-up, contingent consideration fair value adjustments, restructuring, acquisition-related and other costs, In-process research and development, impairments and other charges, (“IPR&D”), legal settlements outside the ordinary course of business, the impact of currency fluctuations, amortization and other non-cash charges, amortization including intangible asset impairments and write-down of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest, loss on extinguishment of debt, (gain) loss on assets sold/held for sale/impairment, net, (gain) loss on investments, net, and adjusts tax expense to cash taxes. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP. Therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Additional Information

The tender offer described in this press release has not yet commenced and this communication is not a recommendation or an offer to purchase or a solicitation of an offer to sell shares of Salix. At the time the tender offer is commenced Sun Merger Sub, Inc. and Valeant will file a Tender Offer Statement on Schedule TO, containing an offer to purchase, form of letter of transmittal and related tender offer documents, with the SEC, and Salix will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC. Valeant and Salix intend to mail these documents to the stockholders of Salix. These documents, as they may be amended from time to time, will contain important information about the tender offer and stockholders of Salix are urged to read them carefully when they become available. Stockholders of Salix will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that Valeant files with the SEC will be made available to all stockholders of Salix free of charge at www.valeant.com. The Solicitation/Recommendation Statement and the other documents filed by Salix with the SEC will be made available to all stockholders of Salix free of charge at www.salix.com.

Financial Tables follow.

###

Valeant Pharmaceuticals International, Inc.	Table 1
Condensed Consolidated Statements of Income (Loss)
For the Three and Twelve Months Ended December 31, 2014 and 2013

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2014	2013	2014	2013

Product sales	$2,235.5	$2,031.5	$8,103.6	$5,640.3
Other revenues	44.5	32.3	159.9	129.3

Total revenues	2,280.0	2,063.8	8,263.5	5,769.6

Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	576.7	717.4	2,196.2	1,846.3
Cost of other revenues	13.1	14.5	58.4	58.8
Selling, general and administrative (“SG&A”)	524.5	450.3	2,026.3	1,305.2
Research and development	59.1	59.5	246.0	156.8
Acquisition-related contingent consideration	(28.9)	4.3	(14.1)	(29.2)
In-process research and development impairments and other charges	0.7	24.8	41.0	153.6
Other (income)/expense	7.0	79.2	(268.7)	287.2
Restructuring, integration, acquisition-related and other costs	46.9	128.3	388.0	498.4
Amortization and impairments of finite-lived intangible assets	436.8	362.0	1,550.7	1,902.0

	1,635.9	1,840.3	6,223.8	6,179.1

Operating income (loss)	644.1	223.5	2,039.7	(409.5)

Interest expense, net	(223.7)	(260.3)	(966.0)	(836.3)
Loss on extinguishment of debt	(35.9)	(35.4)	(129.6)	(65.0)
Gain (loss) on investments, net	286.7	—	292.6	5.8
Foreign exchange and other	(81.1)	(5.9)	(144.1)	(9.4)

Income (loss) before (recovery of) provision for income taxes	590.1	(78.1)	1,092.6	(1,314.4)

(Recovery of) provision for income taxes	56.0	(203.1)	180.4	(450.8)

Net income (loss)	534.1	125.0	912.2	(863.6)

Less: Net income (loss) attributable to noncontrolling interest	(0.8)	1.2	(1.3)	2.5

Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$534.9	$123.8	$913.5	$(866.1)

Earnings (loss) per share:

Basic:
Earnings (loss)	$1.59	$0.37	$2.72	$(2.70)

Shares used in per share computation	335.8	334.4	335.4	321.0

Diluted:
Earnings (loss)	$1.56	$0.36	$2.67	$(2.70)

Shares used in per share computation	341.9	340.9	341.5	321.0

Valeant Pharmaceuticals International, Inc.	Table 2
Reconciliation of GAAP EPS to Cash EPS
For the Three and Twelve Months Ended December 31, 2014 and 2013

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2014	2013	2014	2013

Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$534.9	$123.8	$913.5	$(866.1)

Non-GAAP adjustments (a):
Inventory step-up (b)	5.4	153.3	27.3	372.5
PP&E step-up/down (c)	14.0	7.1	29.8	8.7
Stock-based compensation (d)	(2.1)	0.4	0.3	21.3
Acquisition-related contingent consideration (e)	(28.9)	4.3	(14.1)	(29.2)
In-process research and development impairments and other charges (f)	0.7	24.8	41.0	153.6
Other (income)/expense (g)	7.0	79.2	(268.7)	287.2
Restructuring, integration, acquisition-related and other costs (h)	46.9	128.3	388.0	498.4
Amortization and impairments of finite-lived intangible assets and other non-GAAP charges (i)	449.2	385.4	1,599.0	1,957.3

	492.2	782.8	1,802.6	3,269.8
Amortization of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest (j)	11.9	19.0	70.0	89.5
Loss on extinguishment of debt	35.9	35.4	129.6	65.0
(Gain) loss on disposal of fixed assets and assets held for sale/impairment, net (k)	1.2	—	3.9	—
(Gain) loss on investments, net (l)	(286.7)	—	(286.7)	—
Foreign exchange and other (m)	72.7	0.2	135.1	0.8
Tax (n)	18.6	(229.7)	81.8	(515.9)

Total adjustments	345.8	607.7	1,936.3	2,909.2

Adjusted net income attributable to Valeant Pharmaceuticals International, Inc.	$880.7	$731.5	$2,849.8	$2,043.1

GAAP earnings (loss) per share - diluted	$1.56	$0.36	$2.67	$(2.70)

Cash earnings per share - diluted	$2.58	$2.15	$8.34	$6.24

(a)	See footnote (a) to Table 2a and Table 2b.
(b)	See footnote (b) to Table 2a and Table 2b.
(c)	See footnote (c) to Table 2a and Table 2b.
(d)	See footnote (d) to Table 2a and Table 2b.
(e)	See footnote (e) to Table 2a and Table 2b.
(f)	See footnote (f) to Table 2a and Table 2b.
(g)	See footnote (g) to Table 2a and Table 2b.
(h)	See footnote (h) (i) to Table 2a and Table 2b.
(i)	See footnote (c) to Table 2a and (c) (d) Table 2b.
(j)	See footnote (j) to Table 2a and Table 2b.
(k)	See footnote (d) to Table 2a and Table 2b.
(l)	See footnote (k) to Table 2a and Table 2b.
(m)	See footnote (l) to Table 2a and Table 2b.
(n)	See footnote (m) to Table 2a and Table 2b.

Valeant Pharmaceuticals International, Inc.	Table 2a
Reconciliation of GAAP EPS to Cash EPS
For the Three Months Ended December 31, 2014 and 2013

	Non-GAAP Adjustments(a) for
	Three Months Ended December 31,
(In millions)	2014		2013

Product sales	$—		$—
Other revenues	—		—

Total revenues	—		—

Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	(31.1	)(b)(c)	(183.8	)(b)(c)
Cost of other revenues	—		—
Selling, general and administrative (“SG&A”)	0.5	(d)	(0.4	)(d)
Research and development	(0.3)		—
Acquisition-related contingent consideration	28.9	(e)	(4.3	)(e)
In-process research and development impairments and other charges	(0.7	)(f)	(24.8	)(f)
Other income/(expense)	(7.0	)(g)	(79.2	)(g)
Restructuring, integration, acquisition-related and other costs	(46.9	)(h)	(128.3	)(i)
Amortization and impairments of finite-lived intangible assets	(436.8)		(362.0)

	(493.4)		(782.8)

Operating income (loss)	493.4		782.8

Interest expense, net	11.9	(j)	19.0	(j)
Loss on extinguishment of debt	35.9		35.4
(Gain) loss on investments, net	(286.7	)(k)	—
Foreign exchange and other	72.7	(l)	0.2

Income (loss) before (recovery of) provision for income taxes	327.2		837.4

(Recovery of) provision for income taxes	18.6	(m)	(229.7	)(m)

Total adjustments to net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$345.8		$607.7

Earnings (loss) per share:

Diluted:
Total adjustments to earnings (loss)	$1.01		$1.78

Shares used in per share computation	341.9		340.9

(a)	To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as amortization of inventory step-up, amortization of alliance product assets & property, plant and equipment step up, stock-based compensation step-up, contingent consideration fair value adjustments, restructuring, integration, acquisition-related and other costs, In-process research and development, impairments and other charges, (“IPR&D”), legal settlements outside the ordinary course of business, the impact of currency fluctuations, amortization including intangible asset impairments and other non-cash charges, amortization and write-down of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest, loss on extinguishment of debt, (gain) loss on assets sold/held for sale/impairment, net, (gain) loss on investments, net, and adjusts tax expense to cash taxes.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP. Therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

(b)	ASC 805, accounting for business combinations requires an inventory fair value step-up whose total impact for the three months ended December 31, 2014 is $5.4 million primarily due to the acquisition of PreCision Dermatology Inc. on July 7, 2014. For the three months ended December 31, 2013 the impact of inventory fair value step-up is $153.3 million primarily due to the acquisition of Bausch & Lomb Holdings Incorporated on August 5, 2013.
(c)	For the three months ended December 31, 2014 and 2013, cost of goods sold includes costs associated with integration related tech transfers, $11.2 million and $22.0 million, respectively, PP&E step up of $13.1 million and $7.1 million, respectively, primarily relating to the acquisition of Bausch & Lomb Holdings Incorporated and $1.4 million and $1.5 million, respectively, of amortization of a BMS fair value inventory adjustment.
(d)	For the three months ended December 31, 2014, SG&A primarily includes ($2.1) million of stock-based compensation which reflects the acceleration of certain equity instruments offset by $1.2 million on disposal of assets. For the three months ended December 31, 2013, SG&A primarily includes $0.4 million of stock-based compensation which reflects the acceleration of certain equity instruments and the amortization of the fair value step-up increment resulting from the merger of Legacy Valeant into Legacy Biovail.
(e)	Net expense/(income) from the changes in acquisition-related contingent consideration for the three months ended December 31, 2014 and 2013 is ($28.9) million and $4.3 million, respectively.
(f)	In-process research and development impairments and other charges for the three months ended December 30, 2014 is $0.7 million primarily due to the write-off of IPR&D assets. In-process research and development impairments and other charges for the three months ended December 31, 2013 is $24.8 million primarily due to the write-off of IPR&D assets acquired as part of Bausch & Lomb acquisition in August 2013 of $14.4 million and an impairment related to Xerese ointment of $8.8 million.
(g)	For the three months ended December 31, 2014, other (income)/expense of $7.0 million primarily relates to legal settlements and associated legal fees as well as a net loss on sale of assets. For the three months ended December 31, 2013, other (income)/expense of $79.2 million primarily relates to settlement agreement with Anacor Pharmaceuticals, Inc. and an AntiGrippin® litigation.
(h)	Restructuring, integration, acquisition-related and other costs of $46.9 million primarily relates to the acquisitions of Bausch & Lomb Holdings Incorporated, Croma, Solta Medical, Inc., PreCision Dermatology Inc. and other Valeant restructuring and integration initiatives. These include $25.8 million of contract terminations, integration consulting, transition services, duplicative labor and other, $9.0 million of employee severance costs, $7.2 million of facility closure costs, $2.6 million of acquisition costs, $1.3 million of other and $1.0 million of non-personnel manufacturing integration costs.
(i)	Restructuring, integration, acquisition-related and other costs of $128.3 million primarily relates to the acquisitions of Bausch & Lomb Holdings Incorporation, Medicis Pharmaceutical Corporation, Obagi Medical Products, Inc. and other internal Valeant restructuring and integration initiatives. These include $83.6 million of contract terminations, integration consulting, transition services, duplicative labor and other, $24.3 million of facility closure costs, $12.0 million of acquisition costs, $4.9 million of other, $4.4 million of non-personnel manufacturing integration costs, $0.3 million of stock-based compensation, $0.5 million of other non-cash charges offset by $1.7 million reduction to employee severance costs.
(j)	Non-cash interest expense associated with amortization and write-down of deferred financing costs and debt discounts for the three months ended December 31, 2014 and 2013 is $11.9 million and $19.0 million, respectively.
(k)	Gain on investment, net was a gain recognized in connection with the sale by PS Fund 1, LLC of the Allergan Inc. shares.
(l)	Unrealized foreign exchange loss on intercompany financing arrangements for the three months ended December 31, 2014 is $72.7 million.
(m)	Total tax effect of non-GAAP pre-tax adjustments, resolution of uncertain tax positions and change in valuation allowance associated with a deferred tax asset.

Valeant Pharmaceuticals International, Inc.	Table 2b
Reconciliation of GAAP EPS to Cash EPS
For the Twelve Months Ended December 31, 2014 and 2013

	Non-GAAP Adjustments(a) for
	Twelve Months Ended December 31,
(In millions)	2014		2013

Product sales	$—		$—
Other revenues	—		—

Total revenues	—		—

Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	(95.4	)(b)(c)	(436.1	)(b)(c)
Cost of other revenues	—		—
Selling, general and administrative (“SG&A”)	(12.9	)(d)	(21.7	)(d)
Research and development	(1.3)		—
Acquisition-related contingent consideration	14.1	(e)	29.2	(e)
In-process research and development impairments and other charges	(41.0	)(f)	(153.6	)(f)
Other income/(expense)	268.7	(g)	(287.2	)(g)
Restructuring, integration, acquisition-related and other costs	(388.0	)(h)	(498.4	)(i)
Amortization and impairments of finite-lived intangible assets	(1,550.7)		(1,902.0)

	(1,806.5)		(3,269.8)

Operating income (loss)	1,806.5		3,269.8

Interest expense, net	70.0	(j)	89.5	(j)
Loss on extinguishment of debt	129.6		65.0
(Gain) loss on investments, net	(286.7	)(k)	—
Foreign exchange and other	135.1	(l)	0.8	(l)

Income (loss) before (recovery of) provision for income taxes	1,854.5		3,425.1

(Recovery of) provision for income taxes	81.8	(m)	(515.9	)(m)

Total adjustments to net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$1,936.3		$2,909.2

Earnings (loss) per share:

Diluted:
Total adjustments to earnings (loss)	$5.67		$8.88

Shares used in per share computation	341.5		327.5

(a)	To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as amortization of inventory step-up, amortization of alliance product assets & property, plant and equipment step up, stock-based compensation step-up, contingent consideration fair value adjustments, restructuring, integration, acquisition-related and other costs, In-process research and development, impairments and other charges, (“IPR&D”), legal settlements outside the ordinary course of business, the impact of currency fluctuations, amortization including intangible asset impairments and other non-cash charges, amortization and write-down of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest, loss on extinguishment of debt, (gain) loss on assets sold/held for sale/impairment, net, (gain) loss on investments, net, and adjusts tax expense to cash taxes.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP. Therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

(b)	ASC 805, accounting for business combinations requires an inventory fair value step-up whose total impact for the twelve months ended December 31, 2014 is $27.3 million primarily due to the acquisitions of Solta Medical, Inc. on January 23, 2014 and PreCision Dermatology Inc. on July 7, 2014. For the twelve months ended December 31, 2013 the impact of inventory fair value step-up is $372.5 million primarily due to the acquisitions Bausch & Lomb Holdings Incorporated on August 5, 2013 and Medicis Pharmaceutical Corporation on December 11, 2012.
(c)	For the twelve months ended December 31, 2014 and 2013, cost of goods sold include $33.4 million and $47.7 million, respectively, of costs associated with integration related tech transfers, PP&E step up of $28.8 million and $7.1 million, respectively, primarily relates to the acquisition of Bausch & Lomb Holdings Incorporated and $5.9 million and $6.5 million, respectively, of amortization of a BMS fair value inventory adjustment.
(d)	For the twelve months ended December 31, 2014, SG&A primarily includes $7.9 million of registration and fees associated with the Allergan transaction, $2.7 million loss on assets held for sale and $1.2 million on disposal of assets. For the twelve months ended December 31, 2013, SG&A primarily includes $21.3 million of stock-based compensation which reflects the one time modification and cash settlement of certain board of directors equity instruments, acceleration of certain equity instruments and the amortization of the fair value step-up increment resulting from the merger of Legacy Valeant into Legacy Biovail.
(e)	Net expense/(income) from the changes in acquisition-related contingent consideration for the twelve months ended December 31, 2014 and 2013 is ($14.1) million and ($29.2) million, respectively.
(f)	In-process research and development impairments and other charges for the twelve months ended December 31, 2014 is $41.0 million primarily due to the write-off of IPR&D asset of $12.5 million acquired in the Medicis Pharmaceutical Corporation acquisition in December 2012, an up-front payment of $12 million made in connection with an amendment to a license and distribution agreement with a third party and payments to third parties for the achievement of specific development and regulatory milestones under our R&D programs, including Jublia® of $8.4 million. For the twelve months ended December 31, 2013, $153.6 million is primarily due to the write-off of IPR&D assets relating to the modified-release formulation of ezogabine/retigabine of $93.8 million, $27.3 million of IPR&D assets acquired as part of Aton Pharma, Inc. acquisition in May 2010, IPR&D assets acquired as part of the Bausch & Lomb acquisition of $14.4 million and an impairment to Xerese Ointment of $8.8 million.
(g)	For the twelve months ended December 31, 2014, other (income)/expense of ($268.7) million primarily relates to the net gain on the divestiture of filler and toxin assets, ($323.9) million and the reserve reversal related to the AntiGrippin® litigation, ($50.0) million, offset by $58.5 million loss on the divestiture of Metronidazole 1.3%, a post-combination expense of $20.4 million related to acceleration of unvested stock options for PreCision employees, $8.8 million loss on the divestiture of generic tretinoin product rights acquired in the PreCision Dermatology Inc. acquisition. For the twelve months ended December 31, 2013, other (income)/expense of $287.2 million primarily relates to a $142.5 million settlement agreement with Anacor Pharmaceuticals, Inc., $52.8 million of stock-based compensation expense related to the acquisition of Bausch & Lomb Holdings Incorporated and a $50.0 million charge related to an AntiGrippin® litigation.
(h)	Restructuring, integration, acquisition-related and other costs of $388.0 million primarily relates to the acquisition of Bausch & Lomb Holdings Incorporated, the restructuring of a manufacturing facility in Waterford, Ireland, the acquisition of Solta Medical, Inc., other Valeant restructuring and integration initiatives and the acquisitions of PreCision Dermatology Inc. and OnPharma Inc. These include $184.1 million of contract terminations, integration consulting, transition services, duplicative labor and other, $127.0 million of employee severance costs, $43.1 million of facility closure costs, $15.9 million of other, $7.3 million of non-personnel manufacturing integration costs, $6.3 million of acquisition costs, $3.5 million of stock-based compensation and $0.8 million of other non-cash charges.
(i)	Restructuring, integration, acquisition-related and other costs of $498.4 million primarily relates to the acquisitions of Bausch & Lomb Holdings Incorporated, Medicis Pharmaceutical Corporation, Obagi Medical Products, Inc. and internal Valeant restructuring and integration initiatives. These include $199.7 million of contract terminations, integration consulting, transition services, duplicative labor and other, $190.9 million of employee severance costs, $39.1 million of facility closure costs, $36.4 million of acquisition costs, $14.8 million of other, $9.1 million of non-personnel manufacturing integration costs, $4.7 million of other non-cash charges and $3.7 million of stock-based compensation.
(j)	Non-cash interest expense associated with amortization of deferred financing costs and debt discounts for the twelve months ended December 31, 2014 and 2013 is $70.0 million and $89.5 million, respectively.
(k)	Gain on investment, net was a gain recognized in connection with the sale by PS Fund 1, LLC of the Allergan Inc. shares.
(l)	Unrealized foreign exchange loss on intercompany financing arrangements for the twelve months ended December 31, 2014 and 2013 is $135.1 million and $0.8 million, respectively.
(m)	Total tax effect of non-GAAP pre-tax adjustments, resolution of uncertain tax positions and change in valuation allowance associated with a deferred tax asset.

Valeant Pharmaceuticals International, Inc.	Table 3
Statement of Revenues - by Segment
For the Three and Twelve Months Ended December 31, 2014 and 2013
(In millions)

	Three Months Ended December 31,
	2014 GAAP	2013 GAAP	% Change	2014 currency impact	2014 excluding currency impact non-GAAP	% Change
Revenues (a)(b)
Dermatology	$424.7	$249.2	70%	$—	$424.7	70%
Consumer	141.4	133.3	6%	—	141.4	6%
Ophthalmology Rx	131.8	122.6	8%	—	131.8	8%
Contact Lenses	42.6	37.6	13%	—	42.6	13%
Surgical	56.6	59.3	-5%	—	56.6	-5%
Neuro & Other/Generics	452.9	353.4	28%	—	452.9	28%
Dental	41.1	29.8	38%	—	41.1	38%
Aesthetics	43.6	100.4	-57%	—	43.6	-57%
Total U.S.	1,334.7	1,085.6	23%	—	1,334.7	23%
ROW Developed	423.0	484.8	-13%	37.6	460.6	-5%

Developed Markets	1,757.7	1,570.4	12%	37.6	1,795.3	14%
Emerging Markets-Europe/Middle East	266.7	244.6	9%	59.8	326.5	33%
Emerging Markets-Latin America	112.7	121.5	-7%	12.0	124.7	3%
Emerging Markets-Asia/Africa	142.9	127.3	12%	3.7	146.6	15%

Emerging Markets	522.3	493.4	6%	75.5	597.8	21%

Total revenues	$2,280.0	$2,063.8	10%	$113.1	$2,393.1	16%

	Twelve Months Ended December 31,
	2014 GAAP	2013 GAAP	% Change	2014 currency impact	2014 excluding currency impact non-GAAP	% Change
Revenues (a)(b)
Dermatology	$1,134.9	$905.8	25%	$—	$1,134.9	25%
Consumer	587.4	313.4	87%	—	587.4	87%
Ophthalmology Rx	465.4	223.9	108%	—	465.4	108%
Contact Lenses	170.4	62.2	174%	—	170.4	174%
Surgical	215.1	90.4	138%	—	215.1	138%
Neuro & Other/Generics	1,528.7	1,122.3	36%	—	1,528.7	36%
Dental	123.4	109.6	13%	—	123.4	13%
Aesthetics	241.1	366.9	-34%	—	241.1	-34%
Total U.S.	4,466.4	3,194.5	40%	—	4,466.4	40%
ROW Developed	1,700.7	1,098.7	55%	56.5	1,757.2	60%

Developed Markets	6,167.1	4,293.2	44%	56.5	6,223.6	45%
Emerging Markets-Europe/Middle East	1,086.6	809.6	34%	76.9	1,163.5	44%
Emerging Markets-Latin America	435.4	392.8	11%	38.3	473.7	21%
Emerging Markets-Asia/Africa	574.4	274.0	110%	11.1	585.5	114%

Emerging Markets	2,096.4	1,476.4	42%	126.3	2,222.7	51%

Total revenues	$8,263.5	$5,769.6	43%	$182.8	$8,446.3	46%

(a)	Note: Currency effect for constant currency sales is determined by comparing 2014 reported amounts adjusted to exclude currency impact, calculated using 2013 monthly average exchange rates, to the actual 2013 reported amounts. Constant currency sales is not a GAAP-defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.
(b)	See footnote (a) to Table 2a.

Valeant Pharmaceuticals International, Inc.	Table 4
Reconciliation of GAAP Cost of Goods Sold to Non-GAAP Cost of Goods Sold - by Segment
For the Three and Twelve Months Ended December 31, 2014

(In millions)

4.1	Cost of goods sold (a)

	Three Months Ended December 31,
	2014 as reported GAAP	% of product sales	2014 fair value step-up adjustment to inventory and other non-GAAP (b)	2014 excluding fair value step-up adjustment to inventory and other non-GAAP	% of product sales
Developed Markets	$382.6	22%	$26.6	$356.0	21%
Emerging Markets	194.1	38%	4.5	189.6	37%

	$576.7	26%	$31.1	$545.6	24%

	Twelve Months Ended December 31,
	2014 as reported GAAP	% of product sales	2014 fair value step-up adjustment to inventory and other non-GAAP (c)	2014 excluding fair value step-up adjustment to inventory and other non-GAAP	% of product sales
Developed Markets	$1,412.0	23%	$78.6	$1,333.4	22%
Emerging Markets	784.2	38%	16.8	767.4	37%

	$2,196.2	27%	$95.4	$2,100.8	26%

(a)	See footnote (a) to Table 2a.
(b)	Developed Markets include $4.6 million of fair value step-up adjustment to inventory, $7.8 million of integration related tech transfer costs, $1.4 million BMS fair value inventory adjustment and PP&E net step up adjustment of $12.8 million. Emerging Markets include $0.8 million of fair value step up adjustment to inventory, $3.4 million of integration related tech transfer costs and $0.3 million of PP&E step up adjustment.
(c)	Developed Markets include $28.8 million of fair value step-up adjustment to inventory, $16.8 million of integration related tech transfer costs, $5.9 million BMS fair value inventory adjustment and PP&E net step up adjustment of $27.1 million. Emerging Markets include ($1.5) million of fair value step down adjustment to inventory, $16.6 million of integration related tech transfer costs and $1.7 million of PP&E step up adjustment.

Valeant Pharmaceuticals International, Inc.	Table 5
Consolidated Balance Sheet and Other Data
(In millions)

5.1	Cash

	As of December 31, 2014	As of December 31, 2013

Cash and cash equivalents	$322.6	$600.3
Marketable securities	—	—

Total cash and marketable securities	$322.6	$600.3

Debt

Revolving Credit Facility	$165.0	$—
Series A-1 Tranche A Term Loan Facility	139.6	259.0
Series A-2 Tranche A Term Loan Facility	135.7	228.1
Series A-3 Tranche A Term Loan Facility	1,637.9	1,935.7
Series D-2 Tranche B Term Loan Facility	1,089.7	1,256.7
Series C-2 Tranche B Term Loan Facility	838.3	966.8
Series E-1 Tranche B Term Loan Facility	2,544.9	3,090.5
Senior Notes	8,690.8	9,618.9
Other	12.7	12.0

	15,254.6	17,367.7
Less: current portion	(0.9)	(204.8)

Total long-term debt	$15,253.7	$17,162.9

5.2	Summary of Cash Flow Statements

	Three Months Ended December 31,
	2014	2013
Cash flow provided by (used in):

Net cash provided by operating activities (GAAP)	$815.6	$279.9
Net Gain on Proposed Allergan Transaction	(286.7)	—
Restructuring, integration and acquisition-related costs (c)	46.9	127.7
Payment of accrued legal settlements	2.0	166.2
Tax benefit from stock options exercised (a)	—	(24.4)
Working capital change related to business development activities	19.8	—
Changes in working capital related to restructuring, integration and acquisition-related costs (c)	26.6	58.1

Adjusted cash flow from operations (Non-GAAP) (b)	$624.2	$607.5

(a)	Includes stock option tax benefit which will reduce taxes in future periods.
(b)	See footnote (a) to Table 2a.
(c)	Total restructuring, integration and acquisition-related costs cash payments of $73.5 million are broken down as follows:

Project Type	Amount Paid

Bausch & Lomb	29.0
Solta Medical, Inc.	7.0
Other	6.7
Project Vision/Waterford	6.6
Intellectual property migration	5.3
Europe (Various Deals)	4.2
PreCision Dermatology Inc.	4.0
Medicis Pharmaceutical Corporation	3.6
Obagi Medical Products, Inc.	2.3
OnPharma Inc.	2.2
Systems Integration (various deals US/Canada)	1.2
Manufacturing integration (various deals)	0.7
Bescon	0.7

Total	73.5

Expense Type	Amount Paid

Integration related consulting, duplicative labor, transition services, and other	31.8
Severance payments	22.0
Facility closure costs, other manufacturing integration, and other	10.8
Acquisition-related costs paid to 3rd parties	8.9

Total	73.5

Valeant Pharmaceuticals International, Inc.	Table 6
Organic Growth - by Segment
For the Three and Twelve Months Ended December 31, 2014
(In millions)

	As reported For the Three Months Ended December 31,
														Organic growth
											(a)	(b)		(b)	(b)
	(1) Dec QTD 2014	(1a) Dec QTD Same store Injectables	(1b) Dec QTD Same store w/o Inj	(2) Acq impact	(3) Dec QTD Same store	(4) Dec QTD 2013	(4a) Dec QTD Same store Injectables	(4b) Dec QTD 2013 w/o Inj	(5) Pro Forma Adj	(6) Pro Forma Dec QTD 2013	(7) Currency impact Same store	(8) Currency impact Acq	(9) Divestitures / Discontinuations (c)	Pro Forma (1b)+(7)+(8) / (6)-(9) (j)	Same store (3)+(7) / (4b)-(9) (j)

Total U.S. (d)	1,319.3	—	1,319.3	48.1	1,271.1	1,073.5	—	1,073.5	44.6	1,118.1	—	—	77.1	27%	28%
ROW Developed (e) (f)	405.6	—	405.6	22.4	383.2	425.3	—	425.3	28.8	454.2	34.5	1.5	9.2	-1%	0%

Developed Markets	1,724.9	—	1,724.9	70.5	1,654.3	1,498.9	—	1,498.9	73.5	1,572.3	34.5	1.5	86.4	19%	20%
Emerging Markets (f)	511.5	—	511.5	25.1	486.4	537.4	—	537.4	26.6	564.0	73.1	1.6	10.3	6%	6%

Total product sales	2,236.3	—	2,236.3	95.6	2,140.7	2,036.2	—	2,036.2	100.0	2,136.3	107.6	3.1	96.7	15%	16%

	As reported For the Twelve Months Ended December 31,
														Organic growth
											(a)	(b)		(b)	(b)
	(1) Dec YTD 2014	(1a) Dec YTD Same store Injectables	(1b) Dec YTD Same store w/o Inj	(2) Acq impact	(3) Dec YTD Same store	(4) Dec YTD 2013	(4a) Dec YTD Same store Injectables	(4b) Dec YTD 2013 w/o Inj	(5) Pro Forma Adj	(6) Pro Forma Dec YTD 2013	(7) Currency impact Same store	(8) Currency impact Acq	(9) Divestitures / Discontinuations (c)	Pro Forma (1b)+(7)+(8) / (6)-(9) (j)	Same store (3)+(7) / (4b)-(9) (j)

Total U.S. (d) (g)	4,412.8	(94.1)	4,318.7	946.4	3,372.3	3,151.6	(146.9)	3,004.7	875.5	3,880.2	—	—	176.9	17%	19%
ROW Developed (e) (f) (h)	1,641.1	(6.2)	1,634.9	752.7	882.2	983.2	(6.8)	976.4	691.8	1,668.2	59.7	(5.7)	32.2	3%	0%

Developed Markets	6,053.9	(100.3)	5,953.6	1,699.1	4,254.5	4,134.7	(153.7)	3,981.1	1,567.3	5,548.4	59.7	(5.7)	209.2	13%	14%
Emerging Markets (f) (i)	2,054.9	(3.7)	2,051.2	580.8	1,470.4	1,523.6	(7.5)	1,516.1	563.8	2,079.9	104.8	22.3	56.4	8%	8%

Total product sales	8,108.8	(104.0)	8,004.8	2,279.9	5,724.9	5,658.4	(161.2)	5,497.1	2,131.1	7,628.3	164.5	16.6	265.6	11%	13%

(a)	Note: Currency effect for constant currency sales is determined by comparing 2014 reported amounts adjusted to exclude currency impact, calculated using 2013 monthly average exchange rates, to the actual 2013 reported amounts. Constant currency sales is not a GAAP-defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.
(b)	See footnote (a) to Table 2a.
(c)	Includes divestitures, discontinuations and supply interruptions.
(d)	Includes Valeant’s attributable portion of revenue from joint ventures (JV) - $0.9M Q4’14 and $1.3M Q4’13 and $2.2M Q4’ 14 YTD and $7.1M Q4’13 YTD.
(e)	Includes Valeant’s attributable portion of revenue from joint ventures (JV) - $3.4M Q4’13 and $3.0M Q4’14 YTD and $11.0M Q4’13 YTD.
(f)	Reflects Bausch & Lomb Same Store Europe adjustment between Dev & Emerging Europe of $51.4M Q4’13 and $81.2M Q4’13 YTD.
(g)	Reflects Bausch & Lomb post-acquisition revenue of $803.3M for Q4’14 YTD and $720.0M Q4’13 YTD pro forma revenue adjustments.
(h)	Reflects Bausch & Lomb post-acquisition revenue of $680.6M Q4’14 YTD, currency impact of $7.8M Q4’14 YTD and $624.7M Q4’13 YTD pro forma revenue adjustments.
(i)	Reflects Bausch & Lomb post-acquisition revenue of $488.2M Q4’14 YTD, currency impact of $21.0M Q4’14 YTD and $453.8M Q4’13 YTD pro forma revenue adjustments.
(j)	Organic Growth Definitions:

Same Store (SS): This measure provides growth rates for businesses that have been owned for one year or more.

((Current Year Total product sales – acquisitions within the last year + YoY FX impact) - (Prior Year Total product sales – divestitures & discontinuations))/(Prior Year Total product sales – divestitures & discontinuations)

Pro Forma (PF): This measure provides year over year growth rates for the entire business, including those that have been acquired within the last year.

((Current Year Total product sales + YoY FX impact) – (Prior Year Total product sales + Pro Forma impact of acquisitions within the last year - divestitures or discontinuations))/(Prior Year Total product sales + Pro Forma impact of acquisitions within the last year - divestitures or discontinuations).